For Immediate Release	Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com
Scott Sullivan (215) 238-3953 Sullivan-Scott1@aramark.com

Aramark Reports Second Quarter Earnings

SUMMARY

• Strong cash flow and liquidity
◦Generated cash provided by operating activities of $337 million and Free Cash Flow of $259 million in the quarter; $119 million and $151 million better than prior year, respectively
◦Approximately $2.6 billion cash availability at quarter-end
•Revenue (24)%; Organic Revenue (26)%
◦Sequential quarterly improvement versus prior year across all business segments
◦Increased client reopenings throughout portfolio
•EPS of $(0.30); Adjusted EPS of $(0.24)
◦Leveraged flexible operating model with strong focus on cost containment
◦Continued investment in building growth capabilities and operating efficiencies
•Actions subsequent to quarter-end enhance flexibility and drive growth agenda
◦Issued notice to fully redeem $500 million of outstanding principal on Senior Notes due 2026
◦Refinanced $833 million 2024 Term Loan B to proactively extend maturity to 2028
◦Closed 3-year extension on substantially all of Revolving Credit Facility and Term Loans A and C to 2026; Upsized Revolving Credit Facility to $1.2 billion, increasing cash availability by over $200 million
◦Signed agreement to acquire Next Level Hospitality, a rapidly growing premier provider of culinary and environmental services in attractive senior living industry

Philadelphia, PA, May 11, 2021 - Aramark (NYSE: ARMK) today reported second quarter fiscal 2021 results.
"Across verticals and geographies, we helped our clients develop and execute safe reopening plans," said John Zillmer, Aramark's Chief Executive Officer. "Consistently being a trusted and desired employer and hospitality partner will enable us to create value through accelerated growth, while serving our communities, people, partners and planet."

SECOND QUARTER RESULTS*
Consolidated revenue was $2.8 billion in the quarter, down 24% compared to prior year from the impact of COVID-19. Organic Revenue, which adjusts for the effect of currency, declined 26% year-over-year.
Increased levels of business activity contributed to sequential quarterly revenue improvement across all segments, while also beginning to lap the initial significant impact from COVID-19 in the prior year.

	Revenue Change				Organic Revenue Change
	Q3 '20	Q4 '20[1]	Q1 '21	Q2 '21	Q3 '20	Q4 '20	Q1 '21	Q2 '21
FSS United States	(56)%	(41)%	(45)%	(30)%	(56)%	(45)%	(45)%	(31)%
FSS International	(46)%	(30)%	(27)%	(21)%	(41)%	(31)%	(29)%	(26)%
Uniform & Career Apparel	(12)%	(2)%	(10)%	(9)%	(12)%	(9)%	(10)%	(9)%
Total Company	(46)%	(32)%	(35)%	(24)%	(45)%	(36)%	(36)%	(26)%

	% of Fiscal '19				% of Fiscal '19
Total Company	54%	68%	64%	70%	55%	64%	65%	71%
1Q4 '20 Change (%) benefits from the inclusion of a 53rd week.
•FSS United States reported solid revenue improvement compared to the preceding quarter as a result of the following drivers in each business:

Sector	Q2 Activity
Education	More students entered in-person learning environments compared to the Fall. Higher Education implemented enhanced on-campus experiences that included additional meal flexibility and digital innovation. K-12 continued to participate in universal government-sponsored meal programs, just extended through June 2022.
Sports, Leisure & Corrections	Sports & Entertainment hosted fans at partial capacity based on local regulations. Leisure maintained steady performance with solid early attendance at National Parks. Corrections reported year-over-year growth. Both Sports & Entertainment and Leisure prepared for increased levels of activity, including greater fan attendance in MLB and record reservation demand in recreation, respectively.
Business & Industry	Employed innovative solutions that extend service capabilities. Additional client locations opened throughout the quarter, while companies adopt evolving return-to-work strategies.
Facilities & Other	Benefited from more frequent and comprehensive services as client locations began to increase in-person activity, in addition to heightened project-oriented demand.
Healthcare	Gradual improvement as visitor restrictions eased and elective procedures increased. Created unique automated patient-care experiences from time of admission through discharge to provide ongoing dietary needs.
•FSS International modestly improved quarter-over-quarter, balancing strong performance from healthcare in China and extractive services in Chile with government-imposed restrictions in other geographies, particularly in Europe and Canada. FSS International remained focused on executing growth strategies that delivered strong new business wins and record retention rates.
•Uniform & Career Apparel reported sequential quarterly improvement with strong demand in safety and hygiene, offset by government-imposed restrictions, particularly in Canada. Adjacency services continued to expand, largely driven by additional sales resources.

	Revenue
	Q2 '21	Q2 '20	Change $	Change %	Organic Change %
FSS United States	$1,551M	$2,231M	($680M)	(30)%	(31)%
FSS International	678	853	(176)	(21)%	(26)%
Uniform & Career Apparel	591	647	(56)	(9)%	(9)%
Total Company	$2,820M	$3,732M	($912M)	(24)%	(26)%
Difference between GAAP Revenue Change and Organic Revenue Change reflects the elimination of currency translation.
*May not total due to rounding.

Operating Income of $5 million and Adjusted Operating Income of $30 million in the quarter reflected the impact of COVID-19, while experiencing improved trends compared to the prior quarter driven by increased sales volumes and productivity as well as continued investment in building growth capabilities and operating efficiencies. Adjusted Operating Income (AOI) drop-through was managed to 15% of the corresponding revenue decline led by cost discipline and the Company's flexible operating model.
•FSS United States effectively managed costs as revenue improved, resulting in a favorable AOI drop-through rate compared to the prior quarter, with continued focus on investing in growth resources.
•FSS International most notably benefited from previously implemented cost savings actions, while managing the impact from government-imposed restrictions.
•Uniform & Career Apparel generated income driven by stable business performance combined with effective expense control, slightly offset by costs associated with increased sales talent. The roll-out of the Company's route accounting system demonstrated early signs of progress, particularly in customer service and route optimization.
•Corporate primarily reflected higher equity-based compensation expense from certain actions taken in the prior year period in reaction to the impact of COVID-19.

	Operating Income (Loss)			Adjusted Operating Income
	Q2 '21	Q2 '20	Change %	Q2 '21	Q2 '20	Change $	Constant-Currency Change %
FSS United States	$1M	$66M	(99)%	$20M	$94M	($74M)	(79)%
FSS International	12	(191)	106%	11	14	(3)	(24)%
Uniform & Career Apparel	22	47	(54)%	31	59	(28)	(48)%
Corporate	(29)	(19)	(55)%	(32)	(3)	(29)	***
Total Company	$5M	($98M)	105%	$30M	$164M	($134M)	(82)%
* May not total due to rounding.
*** Not meaningful

GAAP SUMMARY
Second quarter fiscal 2021 GAAP results across all metrics were impacted by COVID-19. On a GAAP basis, revenue was $2.8 billion, operating income was $5 million, net loss attributable to Aramark stockholders was $78 million and diluted loss per share was $0.30. For the second quarter of fiscal 2020, on a GAAP basis, revenue was $3.7 billion, operating loss was $98 million, net loss attributable to Aramark stockholders was $202 million and diluted loss per share was $0.80. As previously reported, in the second quarter of fiscal 2020, GAAP metrics for operating loss, net loss attributable to Aramark stockholders and diluted loss per share were impacted by a pre-tax non-cash impairment charge of $198.6 million based on quantitative testing related to the recoverability of goodwill in one specific reporting unit within the FSS International segment. A reconciliation of GAAP to Non-GAAP measures is included in the Appendix.
CURRENCY
Revenue was favorably impacted by approximately $46.5 million due to a weaker U.S. dollar, while adjusted operating income increased by $0.9 million in the quarter. Currency had a negligible effect on adjusted loss per share.
CASH FLOW
In the quarter, the Company generated Net Cash provided by operating activities of $337 million and Free Cash Flow of $259 million. This reflected an improvement of $119 million and $151 million, respectively, compared to the prior year period. Aramark maintained its focus on cost discipline that included effective management of working capital and capital expenditures as well as benefited from a tax refund related to use of net operating loss carrybacks associated with the CARES Act.

CAPITAL STRUCTURE
At quarter-end, Aramark had approximately $2.6 billion in cash availability. The Company's strong cash flow and liquidity position provided a platform to advance its capital allocation priorities.
Aramark implemented strategies subsequent to quarter-end that extended maturities and strengthened financial flexibility, including:
•Issued notice to optionally redeem in full the $500 million outstanding principal amount of its 4.75% Senior Notes due 2026, effective on June 2, 2021;
•Refinanced its $833 million 2024 Term Loan B credit facility to proactively extend maturity to 2028;
•Closed a 3-year extension on substantially all of its Revolving Credit Facility and Term Loans A and C to 2026 as well as upsized its Revolving Credit Facility to $1.2 billion, increasing the Company's cash availability by over $200 million.
These actions collectively reduce annual interest expense and further support Aramark's growth agenda.
DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The fiscal third quarter 2021 dividend will be payable on June 9, 2021 to stockholders of record at the close of business on May 26, 2021.
BUSINESS UPDATE
On April 29, 2021, Aramark announced that it signed an agreement to acquire Next Level Hospitality, a premier provider of culinary and environmental services in the senior living industry, specializing in skilled nursing and rehabilitation facilities. Founded in 2017, Next Level serves hundreds of locations in the U.S., primarily in the East Coast, Midwest and Texas. This opportunistic acquisition enables Aramark to partner with a business that is committed to creating exceptional experiences for its clients with the ability to leverage a scalable model.
Next Level generated approximately $160 million of revenue in the last twelve months ending March 31, 2021 and is expected to be accretive to Aramark's earnings by early fiscal 2022. Next Level will continue to be run separately under its own brand within Aramark's Healthcare sector.
The deal is scheduled to close in Aramark's fiscal third quarter, subject to customary closing conditions and regulatory approvals.
Aramark remains highly focused on the pursuit of accelerated growth, while effectively controlling costs and driving cash management and operating productivity initiatives. Throughout the year, the Company has continued to build growth-oriented capabilities, particularly in new service offerings and additional sales talent. Aramark will continue to advance growth through a disciplined use of capital to facilitate new business wins as well as invest to drive results in existing client accounts. The Company is positioned as a key enabler in the broader recovery and working closely with clients to accelerate reopening strategies throughout the portfolio. These collective actions are expected to provide a strong platform to realize sustainable value creation.

2021 OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income and Free Cash Flow on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the impact of the change in fair value related to certain gasoline and diesel agreements, severance and other charges and the effect of currency translation. The fiscal 2021 outlook reflects management's current assumptions regarding the continued impact of COVID-19 on Aramark and its clients. The extent to which COVID-19 continues to impact business, operations, and financial results, including the duration and magnitude of such impact, will depend on numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the U.S. Securities and Exchange Commission.
In the second half of fiscal 2021, Aramark will continue to leverage its flexible operating model, while managing the business with a cost-disciplined, long-term mindset focused on accelerated growth and margin progression. The Company believes it is well-positioned with current performance expectations as follows:
•Organic revenue improvement over the course of the fiscal year;
•Adjusted Operating Income (AOI) margin in the second half of the fiscal year in a range of 4.0% to 4.5% with incremental quarterly progression;
•Free Cash Flow raised to a range of neutral to $250 million generation for fiscal 2021, dependent on the pace of recovery and timing of underlying growth. The Company previously stated an expected range of neutral to $200 million generation. Comparatively, Free Cash Flow was a use of $188 million in fiscal 2020.
"We are encouraged by clear positive trends across our business amid the broader recovery occurring in the industries we serve," Zillmer added. "We will continue to make high-return investments in growth and service, while maintaining cost discipline. These investments have already translated into an enhanced new business pipeline, creating the opportunity for us to meaningfully accelerate growth."

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.
About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world with food, facilities, and uniform services. Because our culture is rooted in service, our employees strive to do great things for each other, our partners, our communities, and our planet. Aramark has been named to DiversityInc’s “Top 50 Companies for Diversity” list, the Forbes list of “America’s Best Employers for Diversity,” the Human Rights Campaign Foundation’s “Best Place to Work for LGBTQ Equality” and scored 100% on the Disability Equality Index. Learn more at www.aramark.com and connect with us on Facebook, Twitter, and LinkedIn.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the estimated impact of the 53rd week, the effects of material divestitures and the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income (loss) adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; merger and integration related charges; asset impairments and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income represents net loss attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; merger and integration related charges; asset impairments; the effect of debt refinancings, less the tax impact of these adjustments; the impact of tax legislation; the tax benefit attributable to the former CEO's equity award exercises; the tax impact related to shareholder contribution and other items impacting comparability. The tax effect for adjusted net (loss) income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net (loss) income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net (Loss) Income (Constant Currency)
Adjusted Net (Loss) Income (Constant Currency) represents Adjusted Net (Loss) Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net (Loss) Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net (loss) income attributable to Aramark stockholders adjusted for interest and other financing costs, net; (benefit) provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net (Loss) Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income (loss), net loss, or loss per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net (Loss) Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization expense resulting from the purchase accounting applied to the January 26, 2007 going-private transaction and amortization expense recognized on other acquisition-related intangible assets.
Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($5.4 million expense reversal for the second quarter and year-to-date 2021 and $6.9 million for the second quarter and year-to-date 2020).
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including costs for transitional employees and integration related consulting costs, and charges related to plant consolidation, the implementation of a new revenue accounting system, rebranding and other expenses.
Goodwill Impairment - adjustment to eliminate the impact of a non-cash impairment charge to goodwill.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses and retirement contributions.
Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income from prior years' loss experience under our general liability, automobile liability and workers' compensation programs ($18.1 million for year-to-date 2021 and $10.3 million for year-to-date 2020), the impact of the change in fair value related to certain gasoline and diesel agreements ($2.3 million gain for the second quarter of 2021, $5.7 million gain for year-to-date 2021, $12.1 million loss for the second quarter of 2020 and $8.8 million loss for year-to-date 2020), charges related to hyperinflation in Argentina ($1.0 million for the second quarter and year-to-date 2021 and $1.1 million for the second quarter and year-to-date 2020), pension withdrawal charges ($0.7 million for the second quarter and year-to-date 2021 and $0.1 million for year-to-date 2020), asset impairment charges ($4.1 million for the second quarter and year-to-date 2020), external consulting fees related to growth initiatives ($3.2 million for year-to-date 2020), payroll tax charges related to equity award exercises by the Company's former chief executive officer ($0.8 million for the second quarter of 2020 and $1.7 million for year-to-date 2020) and other miscellaneous charges.
Effect of Refinancing and Other on Interest and Other Financing Costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as charges related to the payment of a call premium ($23.1 million for the second quarter and year-to-date 2020) and non-cash charges for the write-offs of unamortized deferred financing costs and debt premiums related to the repayment of the Senior Notes due 2024 ($2.2 million gain for the second quarter and year-to-date 2020).
Effect of Tax Legislation on (Benefit) Provision for Income Taxes - adjustments to eliminate the impact of tax legislation that is not indicative of our ongoing tax position based on the new tax policies, including the CARES Act for net operating losses being carried back to prior fiscal years ($12.1 million benefit for the second quarter of fiscal 2021, $34.3 million benefit for year-to-date 2021 and $9.3 million provision for the second quarter and year-to-date 2020) and a valuation allowance against certain foreign tax credits ($10.1 million provision for the second quarter of fiscal 2021, $26.2 million provision for year-to-date 2021 and $5.6 million benefit for the second quarter and year-to-date 2020).
Tax Impact Related to Shareholder Transactions - adjustments to eliminate the tax impact of equity award exercises by the Company's former chief executive officer ($10.3 million for the second quarter of 2020 and $22.8 million for year-to-date 2020) and the tax impact related to cash proceeds received from Mantle Ridge for short-swing profits earned through transactions in the Company's common stock ($4.1 million for the second quarter and year-to-date 2020).
Tax Impact of Adjustments to Adjusted Net (Loss) Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net (loss) income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S. Adjustment also eliminates the valuation allowance recorded against deferred tax assets in a foreign subsidiary that is deemed not realizable (approximately $8.6 million for the second quarter and year-to-date 2020).
Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "2021 Outlook" and those related to our expectations regarding the impact of the ongoing COVID-19 pandemic, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, actual results or outcomes may differ materially from those that we expected.
Some of the factors that we believe could affect or continue to affect our results include without limitation: the severity and duration of the COVID-19 pandemic; the pandemic's impact on the U.S. and global economies, including particularly the client sectors we serve and governmental responses to the pandemic; the manner and timing of benefits we expect to receive under the CARES Act or other government programs; unfavorable economic conditions; natural disasters, global calamities, new pandemics, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; the inability to hire and retain key or sufficient qualified personnel or increases in labor costs; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; our leverage; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 24, 2020 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	April 2, 2021	March 27, 2020
Revenue	$2,819,692	$3,731,559
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	2,592,243	3,407,589
Depreciation and amortization	137,319	147,975
Selling and general corporate expenses	84,784	75,071
Goodwill impairment	—	198,600
	2,814,346	3,829,235
Operating income (loss)	5,346	(97,676)
Interest and Other Financing Costs, net	96,278	99,822
Loss Before Income Taxes	(90,932)	(197,498)
(Benefit) Provision for Income Taxes	(13,269)	4,523
Net loss	(77,663)	(202,021)
Less: Net (loss) income attributable to noncontrolling interest	(87)	239
Net loss attributable to Aramark stockholders	$(77,576)	$(202,260)

Loss per share attributable to Aramark stockholders:
Basic	$(0.30)	$(0.80)
Diluted	$(0.30)	$(0.80)
Weighted Average Shares Outstanding:
Basic	254,508	252,354
Diluted	254,508	252,354

	Six Months Ended
	April 2, 2021	March 27, 2020
Revenue	$5,563,481	$7,985,156
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	5,127,870	7,175,702
Depreciation and amortization	275,893	295,911
Selling and general corporate expenses	174,839	158,326
Goodwill impairment	—	198,600
	5,578,602	7,828,539
Operating (loss) income	(15,121)	156,617
Interest and Other Financing Costs, net	196,687	179,407
Loss Before Income Taxes	(211,808)	(22,790)
(Benefit) Provision for Income Taxes	(52,765)	33,348
Net loss	(159,043)	(56,138)
Less: Net (loss) income attributable to noncontrolling interest	(224)	361
Net loss attributable to Aramark stockholders	$(158,819)	$(56,499)

Loss per share attributable to Aramark stockholders:
Basic	(0.63)	$(0.23)
Diluted	(0.63)	$(0.23)
Weighted Average Shares Outstanding:
Basic	254,088	250,543
Diluted	254,088	250,543

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	April 2, 2021	October 2, 2020
Assets

Current Assets:
Cash and cash equivalents	$1,400,011	$2,509,188
Receivables	1,466,148	1,431,206
Inventories	424,473	436,473
Prepayments and other current assets	215,882	298,944
Total current assets	3,506,514	4,675,811
Property and Equipment, net	1,999,946	2,050,908
Goodwill	5,365,567	5,343,828
Other Intangible Assets	1,908,481	1,932,637
Operating Lease Right-of-use Assets	552,353	551,394
Other Assets	1,154,821	1,158,106
	$14,487,682	$15,712,684

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$80,804	$99,915
Current operating lease liabilities	78,398	71,810
Accounts payable	684,913	663,455
Accrued expenses and other current liabilities	1,553,055	1,512,278
Total current liabilities	2,397,170	2,347,458
Long-Term Borrowings	8,105,633	9,178,508
Noncurrent Operating Lease Liabilities	320,772	341,667
Deferred Income Taxes and Other Noncurrent Liabilities	1,030,806	1,099,075
Commitments and Contingencies
Redeemable Noncontrolling Interest	9,764	9,988
Total Stockholders' Equity	2,623,537	2,735,988
	$14,487,682	$15,712,684

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended
	April 2, 2021	March 27, 2020
Cash flows from operating activities:
Net loss	$(159,043)	$(56,138)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	275,893	295,911
Goodwill impairment	—	198,600
Deferred income taxes	(31,146)	17,405
Share-based compensation expense	34,888	4,259
Changes in operating assets and liabilities	112,492	(597,726)
Payments made to clients on contracts	(28,854)	(26,355)
Other operating activities	17,631	72,418
Net cash provided by (used in) operating activities	221,861	(91,626)

Cash flows from investing activities:
Net purchases of property and equipment and other	(142,751)	(205,331)
Acquisitions, divestitures and other investing activities	(32,959)	8,743
Net cash used in investing activities	(175,710)	(196,588)

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	(806,405)	887,697
Net change in funding under the Receivables Facility	(315,600)	400,000
Payments of dividends	(55,875)	(55,257)
Proceeds from issuance of common stock	27,277	85,048
Repurchase of common stock	—	(6,540)
Other financing activities	(13,028)	(65,658)
Net cash (used in) provided by financing activities	(1,163,631)	1,245,290
Effect of foreign exchange rates on cash and cash equivalents	8,303	(755)
(Decrease) increase in cash and cash equivalents	(1,109,177)	956,321
Cash and cash equivalents, beginning of period	2,509,188	246,643
Cash and cash equivalents, end of period	$1,400,011	$1,202,964

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	April 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,550,987	$677,696	$591,009		$2,819,692
Operating Income (as reported)	$856	$12,281	$21,678	$(29,469)	$5,346
Operating Income Margin (as reported)	0.06%	1.81%	3.67%		0.19%

Revenue (as reported)	$1,550,987	$677,696	$591,009		$2,819,692
Effect of Currency Translation	(809)	(42,766)	(2,895)		(46,470)
Adjusted Revenue (Organic)	$1,550,178	$634,930	$588,114		$2,773,222
Revenue Growth (as reported)	(30.48)%	(20.59)%	(8.65)%		(24.44)%
Adjusted Revenue Growth (Organic)	(30.52)%	(25.60)%	(9.10)%		(25.68)%

Operating Income (as reported)	$856	$12,281	$21,678	$(29,469)	$5,346
Amortization of Acquisition-Related Intangible Assets	19,385	2,352	6,242	—	27,979
Severance and Other Charges	—	(4,618)	(501)	(326)	(5,445)
Merger and Integration Related Charges	—	—	3,173	—	3,173
Gains, Losses and Settlements impacting comparability	—	984	743	(2,330)	(603)
Adjusted Operating Income	$20,241	$10,999	$31,335	$(32,125)	$30,450
Effect of Currency Translation	(202)	(325)	(323)	—	(850)
Adjusted Operating Income (Constant Currency)	$20,039	$10,674	$31,012	$(32,125)	$29,600

Operating Income Growth (as reported)	(98.70)%	106.42%	(53.63)%	(54.81)%	105.47%
Adjusted Operating Income Growth	(78.43)%	(21.51)%	(47.01)%	***	(81.44)%
Adjusted Operating Income Growth (Constant Currency)	(78.64)%	(23.83)%	(47.55)%	***	(81.96)%
Adjusted Operating Income Margin (Constant Currency)	1.29%	1.68%	5.27%		1.07%

	Three Months Ended
	March 27, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,231,107	$853,448	$647,004		$3,731,559

Operating Income (Loss) (as reported)	$65,791	$(191,179)	$46,747	$(19,035)	$(97,676)
Amortization of Acquisition-Related Intangible Assets	21,262	1,669	6,194	—	29,125
Severance and Other Charges	—	3,647	—	3,247	6,894
Merger and Integration Related Charges	947	165	6,190	—	7,302
Goodwill Impairment	—	198,600	—	—	198,600
Gains, Losses and Settlements impacting comparability	5,828	1,111	—	12,899	19,838
Adjusted Operating Income	$93,828	$14,013	$59,131	$(2,889)	$164,083

Operating Income (Loss) Margin (as reported)	2.95%	(22.40)%	7.23%		(2.62)%
Adjusted Operating Income Margin	4.21%	1.64%	9.14%		4.40%

*** Not meaningful

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Six Months Ended
	April 2, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,996,779	$1,372,155	$1,194,547		$5,563,481
Operating (Loss) Income (as reported)	$(13,925)	$9,267	$53,772	$(64,235)	$(15,121)
Operating (Loss) Income Margin (as reported)	(0.46)%	0.68%	4.50%		(0.27)%

Revenue (as reported)	$2,996,779	$1,372,155	$1,194,547		$5,563,481
Effect of Currency Translation	(1,014)	(63,502)	(3,648)		(68,164)
Adjusted Revenue (Organic)	$2,995,765	$1,308,653	$1,190,899		$5,495,317
Revenue Growth (as reported)	(38.47)%	(23.75)%	(9.19)%		(30.33)%
Adjusted Revenue Growth (Organic)	(38.49)%	(27.28)%	(9.47)%		(31.18)%

Operating (Loss) Income (as reported)	$(13,925)	$9,267	$53,772	$(64,235)	$(15,121)
Amortization of Acquisition-Related Intangible Assets	40,773	4,148	12,684	—	57,605
Severance and Other Charges	—	(4,618)	(501)	(326)	(5,445)
Merger and Integration Related Charges	—	—	6,117	—	6,117
Gains, Losses and Settlements impacting comparability	(18,098)	984	743	(5,744)	(22,115)
Adjusted Operating Income	$8,750	$9,781	$72,815	$(70,305)	$21,041
Effect of Currency Translation	(252)	52	(467)	—	(667)
Adjusted Operating Income (Constant Currency)	$8,498	$9,833	$72,348	$(70,305)	$20,374

Operating (Loss) Income Growth (as reported)	(105.53)%	106.28%	(46.26)%	(34.72)%	(109.65)%
Adjusted Operating Income Growth	(97.06)%	(83.58)%	(42.27)%	(109.58)%	(95.32)%
Adjusted Operating Income Growth (Constant Currency)	(97.15)%	(83.50)%	(42.64)%	(109.58)%	(95.47)%
Adjusted Operating Income Margin (Constant Currency)	0.28%	0.75%	6.08%		0.37%

	Six Months Ended
	March 27, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$4,870,067	$1,799,642	$1,315,447		$7,985,156

Operating Income (Loss) (as reported)	$251,745	$(147,503)	$100,057	$(47,682)	$156,617
Amortization of Acquisition-Related Intangible Assets	42,516	3,327	12,348	—	58,191
Severance and Other Charges	—	3,647	—	3,247	6,894
Merger and Integration Related Charges	3,311	394	13,661	—	17,366
Goodwill Impairment	—	198,600	—	—	198,600
Tax Reform Related Employee Reinvestments	1,436	—	(13)	—	1,423
Gains, Losses and Settlements impacting comparability	(1,295)	1,111	74	10,890	10,780
Adjusted Operating Income	$297,713	$59,576	$126,127	$(33,545)	$449,871

Operating Income (Loss) Margin (as reported)	5.17%	(8.20)%	7.61%		1.96%
Adjusted Operating Income Margin	6.11%	3.31%	9.59%		5.63%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET (LOSS) INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 2, 2021	March 27, 2020	April 2, 2021	March 27, 2020
Net Loss Attributable to Aramark Stockholders (as reported)	$(77,576)	$(202,260)	$(158,819)	$(56,499)
Adjustment:
Amortization of Acquisition-Related Intangible Assets	27,979	29,125	57,605	58,191
Severance and Other Charges	(5,445)	6,894	(5,445)	6,894
Merger and Integration Related Charges	3,173	7,302	6,117	17,366
Goodwill Impairment	—	198,600	—	198,600
Tax Reform Related Employee Reinvestments	—	—	—	1,423
Gains, Losses and Settlements impacting comparability	(603)	19,838	(22,115)	10,780
Effect of Refinancing and Other on Interest and Other Financing Costs, net	—	20,883	—	20,883
Effect of Tax Legislation on (Benefit) Provision for Income Taxes	(2,075)	3,685	(8,126)	3,685
Tax Impact Related to Shareholder Transactions	—	(6,206)	—	(18,722)
Tax Impact of Adjustments to Adjusted Net (Loss) Income	(6,459)	(12,874)	(9,110)	(20,898)
Adjusted Net (Loss) Income	$(61,006)	$64,987	$(139,893)	$221,703
Effect of Currency Translation, net of Tax	(614)	—	(627)	—
Adjusted Net (Loss) Income (Constant Currency)	$(61,620)	$64,987	$(140,520)	$221,703

Loss Per Share (as reported)
Net Loss Attributable to Aramark Stockholders (as reported)	$(77,576)	$(202,260)	$(158,819)	$(56,499)
Diluted Weighted Average Shares Outstanding	254,508	252,354	254,088	250,543
	$(0.30)	$(0.80)	$(0.63)	$(0.23)

Adjusted (Loss) Earnings Per Share
Adjusted Net (Loss) Income	$(61,006)	$64,987	$(139,893)	$221,703
Diluted Weighted Average Shares Outstanding	254,508	254,443	254,088	254,294
	$(0.24)	$0.26	$(0.55)	$0.87

Adjusted (Loss) Earnings Per Share (Constant Currency)
Adjusted Net (Loss) Income (Constant Currency)	$(61,620)	$64,987	$(140,520)	$221,703
Diluted Weighted Average Shares Outstanding	254,508	254,443	254,088	254,294
	$(0.24)	$0.26	$(0.55)	$0.87

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	April 2, 2021	March 27, 2020
Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(563,849)	$112,015
Interest and Other Financing Costs, net	400,080	347,238
(Benefit) Provision for Income Taxes	(272,397)	91,999
Depreciation and Amortization	575,177	589,855
Share-based compensation expense(1)	60,968	26,297
Unusual or non-recurring (gains) and losses(2)	—	198,600
Pro forma EBITDA for equity method investees(3)	9,359	6,657
Pro forma EBITDA for certain transactions(4)	1,900	15,692
Other(5)	500,910	204,002
Covenant Adjusted EBITDA	$712,148	$1,592,355

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$8,186,437	$7,965,993
Less: Cash and cash equivalents	1,400,011	1,202,964
Net Debt	$6,786,426	$6,763,029
Covenant Adjusted EBITDA	$712,148	$1,592,355
Net Debt/Covenant Adjusted EBITDA(6)	9.5	4.2

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents the fiscal 2020 non-cash impairment charge related to goodwill.
(3) Represents the Company's estimated share of EBITDA primarily from the Company's AIM Services Co., Ltd. equity method investment, not already reflected in the Company's net (loss) income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(4) Represents the annualizing of net EBITDA from certain acquisitions made during the period.
(5) "Other" for the twelve months ended April 2, 2021 and March 27, 2020, respectively, includes labor charges, incremental expenses and other expenses associated with closed or partially closed client locations resulting from the COVID-19 pandemic, net of U.S. and non-U.S. governmental labor related credits ($227.9 million and $41.1 million), severance charges ($145.0 million and $4.3 million), non-cash impairment charges related to various assets ($34.3 million and $18.9 million), adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($24.8 million and $24.1 million), expenses related to merger and integration related charges ($17.6 million and $35.2 million), the impact of the change in fair value related to certain gasoline and diesel agreements ($14.0 million gain and $9.2 million loss), the impact of hyperinflation in Argentina ($2.3 million and $6.0 million) and other miscellaneous expenses. "Other" for the twelve months ended April 2, 2021 also includes non-cash charge related to operating lease right-of-use assets, property and equipment and other assets from disposal by abandonment of certain rental properties ($29.4 million), non-cash charges related to information technology assets ($22.0 million), charges related to a client contract dispute ($17.9 million), gain from the insurance proceeds received related to property damage from a tornado in Nashville ($16.3 million), non-cash charges for excess inventory ($10.0 million), a favorable non-cash settlement of a multiemployer pension plan obligation ($6.7 million), expenses related to the impact of the ice storm in Texas ($2.5 million) and a non-cash charge related to an environmental matter ($2.5 million). "Other" for the twelve months ended March 27, 2020 also includes charges related to certain legal settlements ($27.9 million), compensation expense for retirement contributions and employee training programs funded by the benefits from U.S. tax reform ($10.9 million), cash compensation charges associated with the retirement of the Company's former chief executive officer ($10.4 million), advisory fees related to shareholder matters ($7.7 million) and closing costs mainly related to customer contracts ($7.2 million).

(6) On April 22, 2020, the Company entered into Amendment No. 9 to the Credit Agreement. Amendment No. 9 provides for a covenant waiver period which suspends the Consolidated Secured Debt Ratio debt covenant required under the Credit Agreement for four fiscal quarters, commencing with the fourth quarter of fiscal 2020 and ending after the third quarter of fiscal 2021, subject to certain conditions.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended	Three Months Ended	Three Months Ended
	April 2, 2021	January 1, 2021	April 2, 2021
Net Cash provided by (used in) operating activities	$221,861	$(115,170)	337,031

Net purchases of property and equipment and other	(142,751)	(65,062)	(77,689)

Free Cash Flow	$79,110	$(180,232)	$259,342

	Six Months Ended	Three Months Ended	Three Months Ended
	March 27, 2020	December 27, 2019	March 27, 2020
Net Cash (used in) provided by operating activities	$(91,626)	$(309,484)	217,858

Net purchases of property and equipment and other	(205,331)	(95,550)	(109,781)

Free Cash Flow	$(296,957)	$(405,034)	$108,077

	Six Months Ended	Three Months Ended	Three Months Ended
	Change	Change	Change
Net Cash provided by operating activities	$313,487	$194,314	119,173

Net purchases of property and equipment and other	62,580	30,488	32,092

Free Cash Flow	$376,067	$224,802	$151,265

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	June 26, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,067,580	$517,171	$567,502		$2,152,253
Effect of Currency Translation	534	40,188	1,377		42,099
Adjusted Revenue (Organic)	$1,068,114	$557,359	$568,879		$2,194,352
Revenue Growth (as reported)	(55.77)%	(45.55)%	(12.34)%		(46.34)%
Adjusted Revenue Growth (Organic)	(55.74)%	(41.32)%	(12.13)%		(45.29)%

	Three Months Ended
	June 28, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,413,503	$949,862	$647,396		$4,010,761

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	October 2, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,429,031	$629,021	$634,098		$2,692,150
Effect of Currency Translation	185	4,785	454		5,424
Estimated Impact of 53rd Week	(116,461)	(15,858)	(44,740)		(177,059)
Adjusted Revenue (Organic)	$1,312,755	$617,948	$589,812		$2,520,515
Revenue Growth (as reported)	(40.65)%	(29.94)%	(1.78)%		(31.87)%
Adjusted Revenue Growth (Organic)	(45.48)%	(31.18)%	(8.64)%		(36.21)%

	Three Months Ended
	September 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,407,750	$897,894	$645,600		$3,951,244

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED REVENUE
(Unaudited)
(In thousands)

	Three Months Ended
	January 1, 2021
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$1,445,792	$694,459	$603,538		$2,743,789
Effect of Currency Translation	(205)	(20,736)	(753)		(21,694)
Adjusted Revenue (Organic)	$1,445,587	$673,723	$602,785		$2,722,095
Revenue Growth (as reported)	(45.21)%	(26.61)%	(9.71)%		(35.49)%
Adjusted Revenue Growth (Organic)	(45.22)%	(28.80)%	(9.82)%		(36.00)%

	Three Months Ended
	December 27, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,638,960	$946,194	$668,443		$4,253,597

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED REVENUE COMPARISON TO FISCAL 2019
(Unaudited)
(In thousands)

	Three Months Ended
	June 26, 2020	October 2, 2020	January 1, 2021	April 2, 2021
Revenue (as reported)	$2,152,253	$2,692,150	$2,743,789	$2,819,692
Effect of Currency Translation*	42,099	5,424	11,593	1,243
Estimated Impact of 53rd Week	—	(177,059)	—	—
Adjusted Revenue (Organic)	$2,194,352	$2,520,515	$2,755,382	$2,820,935
Revenue as a Percentage of Fiscal 2019 Revenue (as reported)	53.66%	68.13%	64.33%	70.49%
Adjusted Revenue as a Percentage of Fiscal 2019 Adjusted Revenue (Organic)	54.71%	63.79%	65.27%	70.52%

	Three Months Ended
	June 28, 2019	September 27, 2019	December 28, 2018	March 29, 2019
Revenue (as reported)	4,010,761	3,951,244	4,265,349	3,999,987
Effect of Divestitures	—	—	(43,680)	—
Adjusted Revenue (Organic)	4,010,761	3,951,244	4,221,669	3,999,987

* For the three month periods of January 1, 2021 and April 2, 2021, the effect of currency translation reflects the impact that fluctuations in currency translation rates had on the comparative results by translating the fiscal 2021 period balances using the foreign currency exchange rates in effect for the comparable periods of fiscal 2019.